Exhibit 99.1

December 1, 2014

Red Hat, Inc.

100 East Davie Street

Raleigh, NC 27601

Attn:    Michael Cunningham, Corporate Secretary

Dear Michael,

I am writing to inform you that I have decided not to stand for re-election to the Board of Directors of Red Hat, Inc., when my current term ends in August 2015. Please let this letter serve as my resignation from the Board, effective at the conclusion of the Red Hat, Inc. 2015 Annual Meeting of Stockholders. I hope to spend more time with my family and grandchildren.

Throughout my twelve-plus years of service on the Board, I have enjoyed working with many talented and dedicated individuals at the company and on the Board—they have helped make Red Hat what it is today. I’m proud of Red Hat and know there is a bright future ahead for it.

Sincerely,

/s/Marye Anne Fox

Marye Anne Fox

cc:	General H. Hugh Shelton

Chair, Board of Directors of Red Hat, Inc.